EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Peter G. Leemputte Joins Board of Directors of Beazer Homes USA, Inc.

ATLANTA, August 3, 2005 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that its Board of Directors has appointed Peter G. Leemputte as a Director and member of the Audit Committee.

Mr. Leemputte is Senior Vice President and Chief Financial Officer for Brunswick Corporation, a publicly traded global leader in the leisure products industry, including pleasure boats, marine engines, bowling and billiards products and fitness equipment.  Mr. Leemputte joined Brunswick Corporation in 2001 as Vice President and Controller and was promoted to his current position in August 2003.

Prior to joining Brunswick Corporation, Mr. Leemputte was Executive Vice President, Chief Financial and Administrative Officer of Chicago Title Corporation, a leading publicly traded national service provider offering residential and commercial title insurance.  Before joining Chicago Title Corporation, Mr. Leemputte was a Vice President with Mercer Management Consulting in Chicago where he was a partner in the firm’s global practice covering strategy and operation studies within process industries.  His career also includes domestic and international financial assignments with Armco Inc., FMC Corporation and BP Amoco.  He also served as a product development engineer with Procter & Gamble Company.

Mr. Leemputte holds a Bachelor of Science degree in Chemical Engineering from Washington University, St. Louis and a Master of Business Administration in Finance and Marketing from the University of Chicago Graduate School of Business.

“We are extremely pleased to add someone of Pete Leemputte’s caliber to our board.  His extensive financial management experience with publicly held companies, coupled with experience in consumer products manufacturing and residential real estate, will make him a valuable addition to the Board of Directors and Audit Committee,” said Brian C. Beazer, Non-Executive Chairman of the Board of Directors of Beazer Homes USA, Inc.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations and Corporate Communications
(770) 829-3764
lkratcos@beazer.com